SunOpta
A healthy products company

SunOpta Inc.

2838 Bovaird Drive West
Brampton, ON Canada L7A 0H2
T: (905) 455-1990
F: (905) 455-2529
www.sunopta.com

December 12, 2008

Mr. Eric Davis
25 Lockhart Lane,
King City, Ontario
L7B 1E5

Dear Eric:

I am very pleased to offer you the position of Vice President and Chief Financial Officer, SunOpta Inc. This offer is contingent upon SunOpta's and your confirmation in writing on or before March 2, 2009 at which time the offer will become firm and binding.

Personally, I am extremely confident that you will be a great fit with SunOpta.and vice versa. Even more important, I am sure the role will be most rewarding and personally satisfying as we continue to build and position SunOpta as a world class leader in natural and organic foods.

While we will work together to finalize a number of organizational and operating objectives and priorities, the key aspects of the Vice President and Chief Financial Officer role will be:

i. Member of SunOpta Inc Senior Management Committee, reporting to me as President and Chief Executive Officer.

ii. Ongoing financial oversight of SunOpta Inc., ensuring that accounting,financial reporting, planning, budgeting, policies, procedures and systems meet the needs of management, the Board of Directors and external auditors. Responsible for banking relationships, potential equity and debt issues and active participation in investor relations in hand with CEO to manage and broaden the investor and shareholder base.

iii. Strategic leadership and support to SunOpta Inc. and its subsidiaries, with a focus on financial and operational measurement, supporting continued development of improved operating margins and return on assets employed, working capital utilization, foreign exchange management and strategic financial engineering.

iv. Direct leadership in acquisition assessment and due diligence and post acquisition financial reporting integration. .

A number of senior operational finance positions will report directly to you including each of the SunOpta Food Group Operating Vice Presidents of Finance (5), the Controller of SunOpta BioProcess Inc., the Vice President, Corporate Financial Reporting, the Vice President, Treasurer and their respective reports. The CFO Opta Minerals Inc. will have

a dotted line reporting relationship with you and report to the Audit Committee of Opta Minerals Inc.

REPORTING TO: Steve Bromley, President and Chief Executive Officer

LOCATION: Corporate Head Office, presently located at 2838 Bovaird Drive West, Brampton, Ontario L7A 0H2

STARTING DATE: To be mutually agreed by the parties but in any event no later than April 1, 2009.

COMPENSATION AND BENEFITS:

Salary: Your compensation will be $300,000 and will be paid bi-monthly on the 15th and the last day of the month. The formal performance and compensation review process is conducted in the first quarter of each fiscal year. As such, your first compensation review will be scheduled for April 2010 as part of the annual salary review process.

Bonus: You will be entitled to a target bonus of 50% of your base salary based on consolidated SunOpta results. This plan is administered in line with the fiscal reporting calendar and as such you will be eligible for bonus based on the SunOpta Corporate Office Bonus Plan, which is based on a combination of operating results in each of the operating groups, corporate return on assets, corporate return on equity and net earnings at a corporate level. For the Fiscal 2008 plan each component parameter of the bonus begins to payout at a threshold of 90% and has a maximum payout level of 120%. At 90% the payout for that parameter is nil and at 120% the payout is 150% of the target bonus. If all the parameters are at 120% or higher, the maximum payout for the total of all factors would be 75% of your salary. The terms of the 2009 bonus plan are not as yet finalized and must be reviewed and approved on an annual basis by the Board of Directors. The bonus for 2009 will be pro-rated based on your actual 2009 earnings.

Long-Term Incentive – In addition to the one time initial grant of employee stock options below, you will be entitled to a long-term incentive. Currently the incentive is awarded via an annual grant of stock options. The annual Long-Term Incentive and/or option grant is at the sole discretion of the Board of Directors.

Benefits: The Company provides family health, hospital, vision and dental coverage. Some of the coverage highlights are as follows:

a) 80% / 20% co-pay Medical and Dental Coverage;
b) Paramedical services $300 each per year;
c) $150 Vision Coverage every two years;
d) Life Insurance (2 Times Salary)
e) Accidental death & dismemberment (2 Times Salary)

Enrollment can be immediate if so required. Life insurance premiums paid for by the Company are a taxable benefit and will be added to your income on your annual T4.

Enrollment in the long-term disability plan is mandatory for all employees; the plan covers up to 66% of your income if you become disabled to a maximum of $6,000 per month and can be increase to $10,000 with approval by the insurer. Premiums for disability insurance are paid directly by the employee, through payroll deduction, to ensure that any benefits received from this plan are non-taxable.

You will be eligible for an annual medical and related follow-up coverage provided via Medcan, at the Company's expense.

The Company may change, add or delete benefits or coverage in the future and no such change will be considered as a substantial change to the terms of your employment or a breach of contract.

RRSP: You may contribute up to 5% of your salary by payroll deduction into your individual RRSP. The Company will match your contribution into your RRSP,$1 for $1, up to 50% of the maximum applicable under the Income Tax Act in any given year (the combination of your contribution and the Company contribution reaching the maximum).

Vacation: You will be entitled to four (4) weeks vacation., All vacation is to be scheduled around business needs. SunOpta's vacation period runs from January to December and all vacation must be taken in the year it is earned. No carry forward of vacation to the following year is permitted unless previously approved. Your vacation entitlement for 2009 will be pro-rated based on your actual start date.

Auto Allowance: Reimbursement of monthly vehicle lease costs to a maximum of $1,000.00, plus reimbursement of reasonable operating costs including insurance, gas, normal maintenance and 407 ETR fees.

Professional Fees: The Company will pay reasonable annual professional fees related to your employment.

Employee Stock Options: You will be granted 25,000 stock options, to be approved by the Board of Directors, with pricing to be established based on the closing price on the day prior to the approval by the Board of Directors at the first meeting subsequent to you joining the Company. Options vest over five years with the first 20% vesting after one year and 20% per year thereafter.

Employee Stock Purchase Plan: You may elect to contribute between 1% and 10% of your base salary into the Employee Stock Purchase Plan, subject to maximum contribution limits as detailed in the Plan. Stock is issued at the end of each quarterly offering period based on a 15% discount to the average share price immediately before the end of the offering period. You are eligible to enroll in the plan at the beginning of the next offering period subsequent to your start date. All senior management are encouraged to utilize this plan as one of the methods available to establish an ownership position over time of a least two times their base salary.

Change of Control and Termination Without Cause: In the event of a Change of Control of the Company (defined as 50% or more of the common shares owned by one investor group) all unvested options will immediately vest. In addition, should material changes be proposed to your position, you will have the option to receive a lump sum severance payment equal to eighteen (18) months of the total of your then annual base salary and annual bonus, plus the continuation of the auto allowance and medical, dental and insurance benefits, with the exception of short and long term disability insurance, for a period of eighteen (18) months following the date that employment is terminated.

In the event of termination of your employment without cause, you will receive severance benefits of eighteen (18) months base salary, bonus, plus continuation of auto allowance and allowable medical and insurance benefits during the severance period.

For the purposes of calculating severance under Change of Control or Termination Without Cause above, the bonus will be based on the higher of the average of the pro-rated year to date results, assuming a minimum of six (6) months have elapsed for that current fiscal year plus the preceding year bonus payout or the average bonus payout of your previous two years of employment.

Termination of Employment: You may resign your employment with the Company upon providing at least eight weeks advance notice of your expected last day of work ('resignation date'). Once the Company has received your resignation it may, at its sole discretion, terminate your employment at any time prior to your resignation date in which case you will continue to be paid up to your 'resignation date' and the Company will ave no liability for termination severance pay or damages whether at common law or otherwise.

SUNOPTA POLICIES

Hours of Work: SunOpta's normal hours of work are 8:30 a.m. to 5:00 p.m. Monday to Friday. Time outside of normal work hours is required and this position will require extensive travel.

Practices & Policies: You agree to be bound by and comply with all Company practices and policies whether written or not, of which you are aware, or of which you ought to be aware and such practices and policies form part of this contract of employment.

You confirm that you have read, signed and agree to abide by the terms and conditions of the attached documents, which form part of this contract of employment.

1. Agreement as to Confidential Information and Property Rights
2. Business Ethics and Conduct Policy

The agreement arising from your acceptance of this offer will be governed by and constructed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

This offer supersedes any and all previous offers and terms.

Eric, I am really excited to have you join the SunOpta Corporate team in this role and have the opportunity to work together as we build a world class natural and organic foods company.

Assuming these terms are acceptable, please sign and return a copy to my attention.

Yours sincerely,

Steve Bromley
President and CEO
SunOpta Inc.

Agreed on this 29th day of December, 2008.

I hereby agree to and accept the above

Eric Davis